EXHIBIT 10.3
LETTER AGREEMENT RELATING TO
ASSET PURCHASE AGREEMENT

This Letter Agreement, dated as of October 9, 2020 (this “Letter Agreement”), is by and among NiSource Inc., a Delaware corporation (“Seller Parent”), Bay State Gas Company, a Massachusetts corporation and indirect wholly-owned subsidiary of Seller Parent (the “Company” and, together with Seller Parent, “Seller”), and Eversource Energy, a Massachusetts voluntary association (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement (as defined below).
WHEREAS, Seller Parent, the Company and Buyer are parties to that certain Asset Purchase Agreement, dated as of February 26, 2020 (the “Purchase Agreement”); and
WHEREAS, the parties hereto desire to make certain modifications to the Purchase Agreement as set forth in this Letter Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed by and among Seller Parent, the Company and Buyer as follows:
Section 1.Amendments. The Purchase Agreement is hereby amended as follows:
(a)Section 1.1 of the Purchase Agreement is amended to add the following defined terms:
“June 30 Forgiveness Credits” has the meaning given to it in the Settlement Agreement.
“Settlement Agreement” means the Settlement Agreement, executed on July 2, 2020, by and among Buyer, Seller, Eversource Gas Company of Massachusetts, the Massachusetts Attorney General’s Office, the Massachusetts Department of Energy Resources and the Low-Income Weatherization and Fuel Assistance Program Network.

(b)Section 4.4 of the Purchase Agreement is amended to add the following after clause (j) thereof:

Notwithstanding anything to the contrary in Section 4.4(j) of this Agreement, but without in any manner qualifying or limiting Seller’s representations, covenants and obligations under this Agreement (including Section 2.1(a) hereof), in the event that the Company does not have a valid legal description for any parcel of Owned Real Property set forth on Exhibit B attached hereto (collectively, the “Exhibit B Owned Real Property”) as of the Closing Date, in lieu of delivering a Deed for any such parcel of Exhibit B Owned Real Property at the Closing, Seller shall (1) deliver a release deed in form and substance substantially similar to the form of release deed on Exhibit C attached hereto (the “Release Deed”) for such parcel of Exhibit B Owned Real Property at the Closing, and (2) as applicable:

(i) with respect to any parcel of the Exhibit B Owned Real Property set forth on Exhibit B – Schedule I attached hereto, within sixty (60) days after the Closing Date, subject to extension as mutually agreed to by Seller Parent and Buyer acting reasonably and in good faith, Seller shall deliver to Buyer a Deed with a valid legal description for each such parcel of Exhibit B Owned Real Property;

(ii) with respect to any parcel of the Exhibit B Owned Real Property set forth on Exhibit B – Schedule II attached hereto, within one hundred twenty (120) days after the Closing Date, subject to extension as mutually agreed to by Seller Parent and Buyer acting reasonably and in good faith, Seller shall (A) use its reasonable best efforts to deliver to Buyer a Deed with a valid legal description for each such parcel of Exhibit B Owned Real Property and (B) in the event Seller has not delivered such a Deed for any such parcel of Exhibit B Owned Real Property within such one hundred twenty (120) day period, Seller shall, at its sole cost and expense, commence and use its reasonable best efforts to promptly prosecute to completion a quiet title action for such parcel of Exhibit B Owned Real Property, and promptly following the successful completion of such action for any such parcel of Exhibit B Owned Real Property, Seller shall deliver a Deed with a valid legal description for such parcel of Exhibit B Owned Real Property; and

(iii) with respect to any parcel of the Exhibit B Owned Real Property set forth on Exhibit B – Schedule III attached hereto, within one hundred twenty (120) days after the Closing Date, subject to extension as mutually agreed to by Seller Parent and Buyer acting reasonably and in good faith, Seller shall (A) use its reasonable best efforts to deliver to Buyer a Deed with a valid legal description for each such parcel of Exhibit B Owned Real Property (and concurrently with Seller’s delivery of any such Deed to Buyer, Buyer shall return the corresponding Release Deed to Seller, along with written confirmation (which may be by e-mail) that such Release Deed has not been recorded) and (B) in the event Seller has not delivered such a Deed for any such parcel of Exhibit B Owned Real Property within such one hundred twenty (120) day period, Seller shall, at its sole cost and expense, commence and use its reasonable best efforts to promptly prosecute to completion a quiet title action for such parcel of Exhibit B Owned Real Property, and promptly following the successful completion of such action for any such parcel of Exhibit B Owned Real Property, Seller shall deliver a Deed with a valid legal description for such parcel of Exhibit B Owned Real Property (and concurrently with Seller’s delivery of any such Deed to Buyer, Buyer shall return the corresponding Release Deed to Seller, along with written confirmation (which may be by e-mail) that such Release Deed has not been recorded).

Seller acknowledges and agrees that nothing herein shall in any manner modify the obligation of Seller to transfer, assign, convey and deliver to Buyer all Owned Real Property free and clear of all Encumbrances (except for Permitted Encumbrances).

(c)A new Section 4.5(f) is added to the Purchase Agreement, immediately following Section 4.5(e) as follows:

(f) Promptly (and in any event within ten (10) Business Days) after the completion of November 2020 billing cycles and the issuance of the June 30 Forgiveness Credits as contemplated by the Settlement Agreement, Buyer shall notify Seller Parent of the final amount of June 30 Forgiveness Credits. If the final amount of June 30 Forgiveness Credits is greater than fifteen million eight-hundred thousand dollars ($15,800,000) (representing the amount of Purchase Price withheld at the Closing in respect of such credits), then Seller Parent shall promptly (and in any event within five (5) Business Days following Buyer’s delivery of notice of the final amount of June 30 Forgiveness Credits) pay to Buyer the amount of such surplus. If the final amount of June 30 Forgiveness Credits is less than fifteen million eight-hundred thousand dollars ($15,800,000), then Buyer shall promptly (and in any event within five (5) Business Days following Buyer’s delivery of notice of the final amount of June 30 Forgiveness Credits) pay to Seller Parent the amount of such deficit, provided that the amount of such payment to Seller Parent shall in no event exceed eight hundred thousand dollars ($800,000).

(d)A new Section 7.7 is added to the Purchase Agreement, immediately following Section 7.6 of the Purchase Agreement, as follows:

Section 7.7. Surety Bonds. Prior to the Closing, each of Seller and Buyer will, in cooperation with the other, use its and cause its Affiliates to use their reasonable best efforts to obtain all Consents from any Third Parties who are not Governmental Bodies necessary or advisable to transfer the Surety Bond Rights and the Surety Bond Obligations to Buyer as of the Closing. With respect to any Surety Bond for which Consent is obtained prior to Closing in accordance with the immediately preceding sentence, (a) the definition of “Business Indebtedness” in this Agreement shall not include Surety Bond Obligations with respect to such Surety Bond, (b) the definition of “Purchased Assets” in this Agreement shall include Surety Bond Rights with respect to such Surety Bond and (c) the definition of “Assumed Liabilities” in this Agreement shall include Surety Bond Obligations with respect to such Surety Bond. All other surety bonds for which the Company is the principal shall remain “Business Indebtedness” and accordingly, “Excluded Liabilities.” For purposes of this Agreement:

“Surety Bond Obligations” means all obligations and liabilities of the Company under the Surety Bonds to the extent that such obligations and liabilities arise from a performance failure of the obligor under the Surety Bonds that occurs after the Closing.

“Surety Bond Rights” means all rights of the Company under the Surety Bonds to the extent that such rights arise, or relate or are attributable to the period, from and after the Closing.

“Surety Bonds” means all surety bonds relating to the Business for which the Company is the principal that are (i) listed on Exhibit D hereto or (ii) entered into on or after the date hereof and prior to the Closing with Buyer’s prior written consent.
(e)The references to “Section 8.3(f)” in Section 2.1(d)(xiii)(ii) of the Agreement and Section 2.1(d)(xvii) of the Agreement shall be deleted in their entirety and replaced with “Section 8.3(f) and Section 8.3(h).”
(f)Section 8.3 of the Agreement shall be amended by replacing clause (f) thereof with the following:
(f) Defined Benefit Pension Plan Transfers. In advance of Closing, Seller Parent and the Company (i) shall take all actions necessary to, with respect to all active employees with an accrued pension benefit in the Company Pension Plans who will not be Transferring Employees but whose employment will remain with Seller Parent or an Affiliate of Seller Parent after Closing, with respect to all employees with an accrued pension benefit in the Company Pension Plans who are on a Company-approved leave of absence or disability as of Closing, and with respect to all former employees who are not Former Business Employees, transfer all liabilities for all such accrued pension benefits in the Company Pension Plans to one or more of the Other Seller Pension Plans and (ii) shall take all actions necessary to, with respect to all Transferring Employees with an accrued pension benefit in one or more of the Other Seller Pension Plans, transfer all liabilities for all such accrued pension benefits in the Other Seller Pension Plans to the Company Pension Plans. Following the foregoing and as soon as practicable thereafter to effectuate the dual pension transfers in the previous sentence, Seller Parent and the Company shall take all actions necessary to transfer assets from the subtrust for the Company Pension Plans to the subtrust for the Other Seller Pension Plans and transfer assets from the subtrust for the Other Seller Pension Plans to the subtrust for the Company Pension Plans in accordance with Section 414(l) of the Code and Section 4044 of ERISA; provided, however, that (x) the amount of such transfers shall be adjusted as necessary to (A) reflect any administrative or investment expenses paid from one of the applicable trusts with respect to transferred pension obligations and (B) include interest accruing from

September 30, 2020 until the actual asset transfer date at an interest rate per annum equal to the 30-day LIBOR in effect on September 30, 2020 as reported in The Wall Street Journal and (y) the effective date of such transfers shall be September 30, 2020, regardless of the Closing Date. If a Non-Active Employee with an accrued pension benefit in the Company Pension Plans that is transferred to an Other Seller Pension Plan effective as of September 30, 2020 (as described in this clause (f)) returns to become a Transferring Employee, Seller Parent and the Company shall take all actions necessary to, with respect to such Transferring Employee, transfer all liabilities for such accrued pension benefit in the Other Seller Pension Plans to the Company Pension Plans effective as of the first day of the calendar month coincident with or following the date such Transferring Employee returns to active employment (each such transfer, a “Non-Active Employee Pension Transfer”). To effectuate each Non-Active Employee Pension Transfer, Seller Parent and the Company shall take all actions necessary to transfer assets from the trust for the Other Seller Pension Plans to the trust for the Company Pension Plans in accordance with Section 414(l) of the Code and Section 4044 of ERISA; provided, however, that the amount of such transfers shall be adjusted as necessary to (x) reflect any administrative or investment expenses paid from one of the applicable trusts with respect to transferred pension obligations and (y) to include interest accruing from the effective date of the pension transfer until the actual asset transfer date at an interest rate per annum equal to the 30-day LIBOR in effect on September 30, 2020 as reported in The Wall Street Journal. As of the Closing, Buyer shall assume sponsorship and all responsibility for the Company Pension Plans (except as specifically provided in the Transition Services Agreement). Buyer, the Company and Seller Parent shall take such actions as are necessary and reasonable to cause the transfer of sponsorship of the Company Pension Plans to Buyer as of the Closing and to effect the transfer of the related assets and benefit liabilities of the Company Pension Plans and their trust, including (I) transferring all assets attributable to the Company Pension Plans in the master trust for the Seller Pension Plans to a newly-created trust or an existing trust established by Buyer for the Company Pension Plans (provided that Seller Parent may retain such assets as it determines appropriate to pay administrative and investment expenses of the Company Pension Plans), (II) making all filings related to such action with respect to the Company Pension Plans required under the Code or ERISA, (III) implementing all appropriate communications with participants in the applicable Pension Plans, (IV) transferring appropriate records, (V) providing any notices required under any collective bargaining agreement or the governing documents relating to the applicable Pension Plans, and (VI) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 8.3(f) in a timely manner. Transferring Employees shall be eligible to continue to participate in the Company Pension Plans following the Closing in accordance with the terms of such Company Pension Plans. After the Closing, neither Seller Parent nor any of its Affiliates shall retain any liabilities related to the Company Pension Plans other than liabilities associated with the administration of the Company Pension Plans prior to the Closing Date.
(g)Section 8.3 of the Agreement shall be amended by re-lettering clause (h) thereof as clause (j) and inserting the following as clauses (h) and (i):
(h)    Spin-off of NiSource Flexible Benefits Plan.  Seller shall spin off to Buyer or to its Affiliates, and Buyer shall (or shall cause its Affiliates to) assume, that portion (such portion, the “Eversource Gas Company/CMA Flexible Benefits Plan”) of the NiSource Flexible Benefits Plan that pertains solely to the Transferring Employees, including all assets and liabilities; provided, however, a Transferring Employee shall not participate in the Eversource Gas Company/CMA Flexible Benefits Plan as of the Closing Date with respect to elections for group health plan coverage sponsored by Buyer or its Affiliates to the extent he or she has elected COBRA continuation coverage for corresponding group health plan coverage under a plan sponsored by Seller or its Affiliates. In connection therewith, and without limiting the generality of the foregoing, Buyer shall, or shall cause its Affiliates to, maintain the Eversource Gas Company/CMA Flexible Benefits Plan as a cafeteria plan that includes, among other things, a healthcare flexible spending account program and a dependent care flexible spending account program as of the Closing (the “Buyer FSA”) for the benefit of each Business Employee who becomes a Transferring Employee on or before December 31, 2020, and who, in the portion of the calendar year on or prior to the Closing Date, contributed to the corresponding flexible spending account of the NiSource Flexible Benefits Plan (the “Seller FSA,” and such Transferring Employees who contributed to the Seller FSA, the “FSA Participants”). If the aggregate amount withheld from FSA Participants’ compensation under the Seller FSA for the plan year in which the Closing occurs exceeds the aggregate amount of reimbursements paid to FSA Participants prior to the Closing Date under the Seller FSA for such plan year, Seller shall transfer (or cause to be transferred) to Buyer within thirty (30) days after the Closing Date a cash payment equal to such excess, if any. If the aggregate amount of reimbursements paid to FSA Participants under the Seller FSA prior to the Closing Date for the plan year in which the Closing occurs exceeds the aggregate amount withheld prior to the Closing Date from the FSA Participants’ compensation under the Seller FSA for such plan year, Buyer shall transfer to Seller within thirty (30) days after the Closing Date a cash payment equal to such excess, if any. For the avoidance of doubt, Buyer shall (or shall cause its Affiliates to) assume and be solely responsible for all eligible claims for reimbursement by FSA Participants, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer FSA. The provisions of this Section 8.3(h) shall also apply to each Non-Active Employee who becomes a Transferring Employee on or before

December 31, 2020, provided that, with respect to each such Transferring Employee, the term “Transferred Employee Employment Termination Date” shall be substituted for the term “Closing Date” in each place in which it appears and shall mean the date as of which the Transferred Employee terminates employment with Seller or any of its Affiliates.
(i)    Defined Contribution Plan Rollovers. Buyer shall, or shall cause its Affiliates to, maintain or establish, a defined contribution plan that is intended to be tax-qualified (the “Buyer 401(k) Plan”) and in which the Continuing Employees shall be eligible to participate following the Closing Date, subject to satisfaction of eligibility provisions. Buyer shall, or shall cause its Affiliates to, cause the Buyer 401(k) Plan to accept rollover contributions (including promissory notes related to plan loans) on or around January 1, 2021, to the extent elected by Transferring Employees from any defined contribution plan maintained by Seller or any of its Affiliates that is intended to be tax-qualified.
(h)The following is added to the Purchase Agreement, immediately following Section 8.8 of the Purchase Agreement:

Section 8.9 Methane Emissions. Notwithstanding anything to the contrary contained herein, Seller shall bear 75%, and Buyer shall bear 25%, of any fines or other monetary penalties to the extent arising out of or related to the noncompliance with methane emission limits by the Business during calendar year 2020, as determined by the Massachusetts Department of Environmental Protection. Following the Closing, Buyer shall use commercially reasonable efforts to request and obtain an adjustment to methane emission limits and set asides applicable to the Business for 2020, and Seller shall use commercially reasonable efforts to cooperate with Buyer with respect to the foregoing; provided that nothing in this Section 8.9 shall require either Buyer or Seller to pay any consideration (monetary or otherwise) to, or to concede or provide any right to, any Third Party.

(i)A new Section 13.13(e) is added to the Purchase Agreement, immediately following Section 13.13(d) as follows:

(e) Without limiting the other covenants and obligations of the parties herein, including those contained in Sections 13.13(a)-(d) above, in the event that any Deed, Release Deed or assignment of Easement is rejected by the applicable filing or recording authority, then (i) Seller shall use its reasonable best efforts to correct and revise such instrument as necessary and appropriate to effectuate the transactions contemplated by this Agreement, (ii) Seller shall submit any such revised Deed, Release Deed or assignment of Easement to Buyer for its approval, not to be unreasonably withheld, conditioned or delayed, and (iii) Seller shall be responsible to pay any and all costs or expenses to the extent such costs or expenses are incurred as a result of such rejected filing or recording.
(j)Section 5.8(a) of the Seller Disclosure Letter is deleted in its entirety and replaced with Exhibit A to this Letter Agreement.
(k)Section 2.1(d) is amended to add the following new Section 2.1(d)(xix):
(xix) any Losses arising from any Encumbrance on the Purchased Assets resulting from the failure of Seller to comply with Massachusetts General Law, Chapter 62C, Section 51.

Section 2.Pre-TSA Costs. The Parties acknowledge that Seller has incurred and anticipates incurring costs and expenses in preparation to comply with its obligations under the Transition Services Agreement, including Section 2.3(d) of the Transition Services Agreement, and information technology system preparation costs to “ring fence” applications supporting the transition services (collectively, “Pre-TSA Costs”). Buyer hereby agrees to pay Seller $9,000,000 (nine million dollars) for Pre-TSA Costs, such amount to be paid to NiSource Corporate Services Company at the Closing in full and final satisfaction of Buyer’s and its Affiliates’ payment obligations with respect to Pre-TSA Costs, including any such obligations arising under Section 2.3(d) of the Transition Services Agreement. Seller shall bear any Pre-TSA Costs in excess of such amount.
Section 3.Assignment. Seller hereby consents to (i) Buyer’s assignment, at or prior to the Closing, of Buyer’s rights and interest to acquire the Purchased Assets and assume the Assumed Liabilities under the Purchase Agreement to Yankee Energy System, Inc., a Connecticut corporation (“YES”), and (ii) YES’s assignment, in turn, of its rights and interest (a) to acquire the FCC License Assets to Eversource Energy Service Company, a Connecticut corporation and a direct wholly-owned subsidiary of Buyer, (b) to acquire the LNG Assets and assume the LNG Liabilities to Hopkinton LNG Corp., a Massachusetts corporation and an indirect wholly-owned subsidiary of Buyer, and (z) to acquire the Purchased Assets and assume the Assumed Liabilities (other than the Purchased Assets described in clause (y) of Section 2.1(a) of the Purchase Agreement, the FCC License Assets, the LNG Assets and the LNG Liabilities) to Eversource Gas Company of Massachusetts, a Massachusetts corporation; provided that, in each case, Buyer shall cause any such assignee to remain a wholly-owned direct or indirect subsidiary of Buyer through Closing; and provided further that no such assignment shall relieve Buyer of any of its obligations or liabilities under the Purchase Agreement. As used herein:
“FCC License Assets” means the Purchased Assets constituting Federal Communications Commission radio licenses, including those set forth in Section 5.3(b)(ii) of the Seller Disclosure Letter.

“LNG Assets” means the Owned Real Property on which the Company’s liquefied natural gas and liquefied propane gas facilities, known as the Easton, Lawrence, Ludlow, Marshfield, Meadowlane, Northampton and West Springfield facilities, are situated and the following, to the extent included in the Purchased Assets, all structures, facilities, fixtures, systems, improvements and items of tangible personal property (including liquefied natural gas and liquefied propane gas) located on such Owned Real Property, or attached or appurtenant to such Owned Real Property.

“LNG Liabilities” means the Assumed Liabilities to the extent related to the LNG Assets.

Section 4.Miscellaneous.
(a)Except as expressly provided in this Letter Agreement, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Purchase Agreement or as a waiver of or consent to any further or future action on the part of any party hereto. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, will be deemed a reference to the Purchase Agreement (including the Seller Disclosure Letter) as amended by this Letter Agreement.
(b)All issues and questions concerning the construction, validity, interpretation and enforceability of this Letter Agreement and any claim or legal proceeding relating to or arising out of the transactions contemplated by this Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(c)This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(d)Headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Letter Agreement.
(e)This Letter Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
(f)The amendments set forth in this Letter Agreement shall be effective as of the date set forth in the preamble to this Letter Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed as of the date first written above.

NISOURCE INC.
By:    /s/ Donald E. Brown
Name:    Donald E. Brown
Title:    Executive Vice President and
Chief Financial Officer

BAY STATE GAS COMPANY
By:    /s/ Donald E. Brown
Name:    Donald E. Brown
Title:    Executive Vice President and
Chief Financial Officer

Letter Agreement

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed as of the date first written above.

EVERSOURCE ENERGY
By:    /s/ Philip J. Lembo
Name:    Philip J. Lembo
Title:    Executive Vice President and
Chief Financial Officer

Letter Agreement